EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountant's report on internal control.

EXHIBIT B:
  Attachment to item 77C:
  Submission of matters to a vote of security holders.

EXHIBIT C:
  Attachment to item 77O:
  Transactions effected pursuant to Rule 10f-3

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EXHIBIT A:
Report of Independent Accountants
To the Board of Trustees and Shareholders of AB Funds Trust:

In planning and performing our audit of the financial statements of AB Funds Trust (the "Trust") for the period ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, which we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of the Board of Trustees, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

PricewaterhouseCoopers LLP

Philadelphia, PA
February 14, 2002



EXHIBIT B:
Item 77C: Submission of Matters to a Vote of Security Holders

The Sole Shareholder of each series of AB Funds Trust (the
"Trust"), consented in writing on June 7, 2001 to the approval of: the Investment Advisory Agreement between the Trust and SBC Financial Services, Inc. ("SBC"); that each
Sub-Advisory Agreement between SBC, the Trust and each Fund's respective Sub-Adviser or Sub-Advisers; the appointment of PricewaterhouseCoopers LLP as independent auditor; an application for an order to exempt the Trust from the provisions of Section 15(a) of the Investment
Company Act of 1940 and Rule 18f-2; and a Sub-Adviser
Approval Policy.

The Sole Shareholder of the Growth Equity Fund of the Trust, consented in writing on August 14, 2001 to the approval of: the Sub-Advisory Agreement between SBC, the Trust and Dresdner RCM Global Investors LLC ("Dresdner") subsequent to a change in control of Dresdner; and the Sub-Advisory Agreement between SBC, the Trust and TCW Asset Management Company ("TCW") subsequent to a change in control of TCW.

The Sole Shareholder of each series of the Trust consented in writing on October 22, 2001 to the approval of: an unsecured, committed line of credit with Bank of America, N.A. on behalf of each series of the Trust.

The Sole Shareholder of the Low-Duration Bond Fund, the Medium-Duration Bond Fund, the Extended-Duration Bond Fund and the International Equity Bond Fund of the Trust consented in writing on November 7, 2001 to the approval of: a Sub-Advisory Agreement between SBC, the Trust and Northern Trust Investments.


EXHIBIT C:
AB FUNDS TRUST
Medium-Duration Bond Fund
Quarterly Report from Adviser for the Quarter Ended September 30, 2001

PROCEDURES PURSUANT TO RULE 10F-3*

NAME OF UNDERWRITERS
Salomon Smith Barney, BB&T Capital Markets,
Bear Stearns & Co. Inc., Goldman, Sachs & Co.,
Merrill Lynch & Co., Sandler O'Neill & Partners,
URS Warburg

NAME OF ISSUER
BB&T Corporation

TITLE OF SECURITY
BBT 6-1/2 8/01/11

DATE OF PROSPECTUS
7/27/01

AMOUNT OF TOTAL OFFERING
650,000,000

UNIT PRICE
99.4790

UNDERWRITING DISCOUNT
0.45%

RATING
A2/BBB+/A2

MATURITY DATE
8/01/11

CURRENT YIELD
6.534

YIELD TO MATURITY
6.572

SUBORDINATION FEATURES
Subordinated Notes

TOTAL PAR VALUE OF BONDS PURCHASED
290,000

DOLLAR AMOUNT OF PURCHASES
$28,848,910

NUMBER OF SHARES PURCHASED
290,000

YEARS OF CONTINUOUS OPERATION
The company has been in continuous operation for greater than three years.

% OF OFFERING PURCHASED BY FUND
0.045%

% OF OFFERING PURCHASED BY ASSOCIATED FUNDS
0.144%

SUM OF (18) AND (19)**
0.189%

% OF FUND'S TOTAL ASSETS APPLIED TO PURCHASE
0.144%


NAME(S) OF UNDERWRITER(S) OR DEALER(S) FROM
WHOM PURCHASED
Salomon Brothers International Ltd.

IS GOLDMAN, SACHS & CO. A MANAGER OR CO-
MANAGER OF OFFERING?
Yes

WERE PURCHASES DESIGNATED AS GROUP SALES OR
OTHERWISE ALLOCATED TO GOLDMAN, SACHS & CO.?
No

Have the following conditions been satisfied:


(a) The securities were part of an issue registered under the Securities Act of 1993, as amended, which is being offered to the public, or were municipal securities, as defined in Section 3(a)(29) of the Securities Exchange Act of 1943, or were securities sold in an Eligible
Foreign Offering or were securities sold in an Eligible Rule 144A Offering?

Yes


(b) The securities were purchased prior to the end of the first day on which any sales to the public were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase required by law to be granted to existing security holders of the issue) or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated.

Yes


(c) The underwriting was a firm commitment underwriting?

Yes

*Rule 10f-3 procedures allow the Medium-Duration Bond Fund under certain conditions to purchase securities during the existence of an underwriting or selling syndicate, a principal underwriter of which Goldman, Sachs & Co. or any of its affiliates or a principal underwriter of which is an officer, director, member of an advisory board, investment adviser, or employee of Goldman Sachs Trust.

**May not exceed, when added to purchases of other investment companies advised by Goldman, Sachs & Co. and its affiliates, 25% of the principal amount of the class of securities being offered in any concurrent offering.